Exhibit 23.1

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference in the Registration Statement on Form S-1 (File No. 333-268759), the Registration Statement on Form S-1 (File No. 333-271147), the Registration Statement on Form S-1 (File No. 333-283419), the Registration Statement on Form S-3 (File No. 333-276725), the Registration Statement on Form S-3 (File No. 333-284775), the Registration Statement on Form S-8 (File No. 333-270752), the Registration Statement on Form S-8 (File No. 333-278962) and the Registration Statement on Form S-8 (File No. 333-286439) of Cardio Diagnostics Holdings, Inc. (the “Company”), of our report dated March 13, 2026, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the years ended December 31, 2025 and 2024.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

March 13, 2026